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                                                                   Exhibit 99.1




             Claimsnet.com inc. Analyst and Investor Conference Call
                                 August 14, 2001
                     Chaired by Bo W. Lycke with Paul Miller


[BO] Good morning and thank you for joining us for Claimsnet's second quarter 2001 conference call. Our press release with second quarter results was issued early this morning, and I hope that you have all been able to access it by now.

         This morning we will be reviewing the financial and operating results of our second quarter and first six months of 2001. In addition, we will be discussing our progress with existing partners and describing one very promising new one. One of the things that you will be hearing about this morning is our stronger focus on the payer market. We consider the payer market to be among our most significant nearer term opportunity and I will be addressing this in more detail shortly.

         As is our custom, I am pleased to have Paul Miller, our chief operating and financial officer, with me this morning. In as much as we will be making forward-looking statements in the course of this call, we have been advised to make the following Safe Harbor Statement. Paul...

[PAUL]  Thank you Bo.
Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to changes in our focus to reflect the evolving nature of our market, future economic, political, competitive, and market conditions,

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and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

[BO] Thanks Paul. Please continue with an overview of our second quarter results.

[PAUL] Good morning and thank you for joining our call today. We are pleased to report a continuing upward trend in our operating performance for both the second quarter and first six months of 2001. We processed over a million and a half transactions during the quarter, which is 32% higher than second quarter 2000, making it another record quarter in our Company's history. Here are some of the other highlights:

For the second quarter 2001 as compared to the second quarter 2000:
o    Claims processing increased over 26%
o    And patient statements increased 128%
o    We concluded the quarter with 16% more accounts, bringing the total to 440.
o In addition, we had a 6+% increase in both the average number of physicians per account and the average number of transactions per physician.
o As a result, we enjoyed a 13% increase in the average number of transactions per account, which was 3,572, as compared with only 3,158 last year.

In summary, we had more accounts, larger accounts and more productive accounts. The consistent upward trend in our key metrics continues to reflect increasing utilization of the Company's online services by its customers and a gradual transition among US physicians from paper and legacy-based EDI to Internet-based healthcare transaction processing.

o In keeping with our rising utilization during the second quarter, revenues from transactions increased 27% to $170,000.

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o    Total revenues for the quarter were $263,000. Total revenues in the second quarter 2000 were $330,000, which included $131,000 in license fee revenue from McKesson Corporation. There was no corresponding license fee revenue in the second quarter 2001, as a result of the restructured agreement with McKesson. Excluding McKesson license revenue, the $263,000 of second quarter 2001 revenue represents a 32% increase from the $199,000 of revenue in the second quarter 2000.
o Although we addressed the McKesson restructuring in our last quarterly conference call, it is such an important event that I want to review it again briefly. Early in the second quarter, we restructured our agreement with McKesson to better reflect the current conditions and opportunities in our companies and in the marketplace. Under the new agreement, McKesson purchased 1.5 million shares of Claimsnet.com common stock at the market price of $1.75 per share and the previously issued stock warrant was cancelled. As a result of that transaction, McKesson now holds a 14.5% stake in Claimsnet. In addition to the stock purchase, McKesson made a one-time cash payment of $200,000 and extinguished its former obligation to pay future license fees and to pay certain ongoing fixed service fees of approximately $150,000 per quarter, while Claimsnet extinguished certain of our former expense obligations. But more importantly, the new agreement also called for a potentially wider opportunity for the partnership, extending beyond the physician market. We consider this new agreement to be a very important event in our history, and are delighted to have McKesson as a major stakeholder in our Company.

Getting back to the second quarter numbers:
o The net loss for the second quarter 2001 came down by over 85% to $1.4 million, or $0.14 per share, as compared with a net loss of $9.3 million, or $1.20 per share in fiscal 2000.
o I should point out that the second quarter 2000 net loss included a one-time charge of $6.1 million, related to the asset purchase of HealthExchange.com. Without giving effect to this one-time charge, the net loss for the second quarter 2000 would have been $3.1 million, or $0.40 per share, which still equates to a 55% reduction in the net loss between the second quarters of 2000 and 2001. The improvement in our bottom line reflects a reduction in cost of sales and an improvement in our operating leverage as well as a significant reduction in our

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operating expenses. The latter is related to the belt tightening that we did at the beginning of the year and our more focused strategy.

For the six months ended June 30, 2001, our performance was marked by trends that are consistent with those of the second quarter. As compared with the first six months of fiscal 2000:

o Total transactions increased 23%, exceeding 3,000,000 for the six month period.
o    Total revenues increased 30% to $795,000
o    And revenues from transactions and related services increased 90%.
o The net loss for the first half of 2001 declined 76% to $2.7 million, or $0.29 per share. Without giving effect to the one-time charges in the second quarter 2000, the net loss for the first half of 2001 still declined over 46%.

In summary, we have truly streamlined our operations and sharpened our marketing efforts, but still remain very conscious of our resource allocation and cash flow. Bo has dedicated much of his time to raising the additional capital that is needed to support the continuing implementation of what we believe is a well-crafted strategy.

I will now turn the call back to you, Bo to provide more specifics on how our strategy is working.

         [BO] Thank you very much Paul. I will move on to key events and a progress report. But first, let me address the payer opportunity in general, as it is rapidly becoming central to our efforts. In short, the payers, including managed care organizations, insurers and TPAs, are proving to be excellent conduits to the physician market for our services. There are a number of important reasons for this. First, they are looking to reduce the cost of paper claims processing expenses. Secondly, for competitive reasons, they are looking for mechanisms or programs by which to improve and strengthen their relationships with their physician panels. By offering the physicians a custom website for Internet claims processing along with other important services, payers are beginning to believe that they can contribute to both objectives. With these incentives, the payers could prove to be "the missing link" in the physicians' transition to Internet-based transaction processing.


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         Given the payers' concerns, they are specifically interested in targeting providers who are submitting the highest volume of paper claims and providers who are politically important to the payer. These groups are of paramount importance to Claimsnet as well.

         Now on to news in a related event.

         I am pleased to announce this morning that we have entered into a new, very exciting partnership with Columbia, Maryland-based, Dakota Imaging. Dakota Imaging was founded in 1989, and is a leading provider of turnkey systems and Business Processing Outsourcing for the insurance claims industry. Among Dakota Imaging's key capabilities, is its ability to convert paper claims into electronic records. This capability, combined with our Internet-based claims processing capabilities, will provide the total claims management solution that many insurers seek. Together, we will serve as a single vendor for payers that process information for commercial, Medicare, Medicaid and Blue Cross/Blue Shield claims. The payer gets the immediate benefit of receiving 100% electronic claims and the ability to reduce some of the costly paper claim processing. Let me add that at this time we estimate that more than 50% of physician claims and 80% of dental claims are submitted in paper format. That comes to about 1.3 billion claims per year. We estimate that the cost of processing a paper claim is 10 times greater than the cost of processing one via the Internet. Now you can see the power of this partnership and the huge market potential.

         I might add that both Dakota and Claimsnet are experiencing success with the payer market. Claimsnet, with several of its other partners, is already sponsoring or co-branding Internet sites for payers to offer their physician networks. Dakota serves the vast payer market and has many established relationships in place. We believe that we can complement each other, from a marketing, technology and functionality perspective.

         A few words now on our existing partnerships.


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         First, Passport Health. We are making progress with the continued
rollout of online claims submission to Passports' customers, which include many national, regional and local payer organizations and we will be supporting the integration of their recent acquisition of Medicheck clients. At Passport's request, Claimsnet will expand our services for Passport clients from backend claims processing services only to include first line customer support as well. This will allow both companies to move forward more expeditiously. We also expect to be offering more of Passport's value added services to our customers soon.

         Next, I will address our progress with ProxyMed. Overall, our co-branded claims submission Internet sites are expanding in number, and we are looking for continued growth into the third and fourth quarter. We have begun to use ProxyMed's clearinghouse services for some payers, and are very pleased with the results so far. This appears to be a very mutually satisfying partnership.

         Our partnership with QCSI is progressing extremely well. We are moving from the technical to the deployment phase as we speak. We have already secured two agreements on behalf of QCSI's payer customers to roll out the @Qclaims service this year. There is emerging interest from other QCSI payers, which suggests an expanding opportunity here.

         The opportunity for our partnership with Synertech, which also focuses on the payer market, has recently expanded with Synertech's acquisition of the Amisys system. Our progress however has been slowed by our partner's priority on assimilating this acquisition. We remain very confident in the potential of our relationship with Synertech, which has grown even more attractive with Amisys.

         Last, but definitely not least, let me say a few words about our relationship with McKesson. As mentioned, our agreement with McKesson has changed, bringing us closer in many respects and providing for a broader opportunity. We are enjoying a much closer working relationship than we had prior to the restructuring and we are now discussing expanded

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opportunities for both the provider and payer markets. While I cannot disclose any more specific details at this time, we will keep you posted on our progress.

         In closing my formal remarks, I want you to know that I believe that we are in a fine strategic position, although we are still trying to deal with the question of timing. Our technology remains highly competitive, and it is proving through our excellent partnerships to be a great part of a payer to physician solution.

         With that, I will turn this call over to you for your questions.

         [QUESTION AND ANSWER SESSION]


With that, let me thank you for your patience and support and wish you a good day.